Exhibit 99.1

For Immediate Release

CONTACT:	Salvatore A. Bucci
President and Chief Executive Officer
(212) 755-5461

INTERNATIONAL FIGHT LEAGUE, INC. AND PALIGENT INC.

EXECUTE MERGER AGREEMENT

NEW YORK — (BUSINESS WIRE) — August 31, 2006 — Paligent Inc. (PGNT:OTCBB) today announced that it has executed a merger agreement with respect to the acquisition of International Fight League, Inc. (IFL) pursuant to which IFL will emerge as the surviving entity.  Following consummation of the merger, Paligent has agreed to change its name to International Fight League, Inc.

Under the agreement, Paligent will acquire all of the issued and outstanding capital stock of IFL, and the holders of IFL capital stock will receive shares of common stock of Paligent which, upon their issuance, would be equal to 95% of the issued and outstanding shares of common stock of Paligent.  In addition, in connection with the merger, options to purchase shares of common stock of IFL outstanding prior to the merger will be converted into options to purchase shares of common stock of Paligent on the same terms and conditions applicable to such options prior to the merger, under a new equity incentive plan to be submitted for the approval of Paligent’s stockholders together with the merger. Paligent has also agreed, subject to stockholder approval, to effect, immediately prior to the merger, a 1-for-20 reverse stock split of Paligent’s common stock, such that the number of shares of common stock outstanding following the merger shall be approximately the number of shares of common stock currently outstanding.

Each of Paligent and IFL has made customary representations and warranties in the merger Agreement.  Paligent has also made representations and warranties with respect to the fact that it has no current operations.  Paligent has agreed to file a proxy statement and convene a meeting of its stockholders to approve the merger, the equity incentive plan, the reverse split of its common stock and the name change.  Following the consummation of the merger, it is anticipated that the board of directors of the company will include three additional directors appointed by the current stockholders of IFL.

In connection with the merger, Richard J. Kurtz, a director and the principal stockholder of Paligent, has agreed to vote in favor of the approval of the merger and the other matters to be submitted for stockholder approval.  Mr. Kurtz has also agreed to contribute to the Company, immediately following the consummation of the merger, all or a portion of the amounts owed to him by Paligent, but not less than $651,000, in exchange for shares of common stock of the company.

Founded in 2005 by Gareb Shamus, the founder and chairman of Wizard Entertainment Group and Kurt Otto, a private real estate investor and life-long martial arts participant, the International Fight League mixes the intense action of mixed martial arts with the established team- and season-based approach found in America’s most loved sports.

IFL’s teams consist of five fighters each, one in each major weight category, and are coached by legendary world champions.

IFL’s debut event, the “Legends Championship,” featuring the initial four teams took place on April 29 and June 3, 2006 in Atlantic City at the Trump Taj Majal and was broadcast by Fox Sports Net (FSN) in a series of three original taped telecasts in May and June 2006.   Sponsors of the debut event included Suzuki (ATV and motorcycle group), Microsoft’s XBOX 360, Coca-Cola’s Vault energy drink and Full Contact Fighter.  IFL’s next event, the “World Team Championship,” is scheduled to be held over four dates this fall, beginning on September 9th in Portland, Oregon.  Due to the success of IFL’s debut event, FSN has agreed to increase their coverage from three to 10 hours for the IFL “World Team Championship” event.  IFL is also planning to launch its first full season in 2007, featuring 11 events, beginning in the first quarter.

Paligent formerly operated as a biotechnology company engaged in the development and commercialization of novel drugs with a product portfolio focused on infectious diseases and oncology.  During 2004 and 2005, the Company transferred all of its rights, title and interest in its two remaining biotechnology compounds, which until their out-licensing in 2000 had been under development for several years.  Since 2001, Paligent has been engaged in seeking business opportunities to maximize value for its shareholders, including acquisitions of new operating businesses and technologies as well as potential merger opportunities.

Nothing contained in this press release shall constitute an offer, or a solicitation of an offer, to sell any securities of the Company.  Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which generally can be identified by the use of such terms as “anticipate,” “believe,” “continue,” “expect,” “may,” “should,” or similar variations or the negative thereof.  These forward looking statements involve risks and uncertainties, many of which are out of the Company’s control and which may affect its future business plans.  Factors that may affect the Company’s future business plans include: (i) its ability to identify, complete and integrate an acquisition of an operating business or product, including the IFL acquisition; (ii) the viability of the Company’s business strategy in connection with an acquisition and its ability to implement such strategy; (iii) its ability to secure financing for its current and potential future operations; and (iv) its ability to generate revenues sufficient to meet its operating costs.  Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions.  In addition, the Company’s business, operations and financial conditions are subject to the risks, uncertainties and assumptions that are described in the Company’s reports and statements filed from time to time with the Securities and Exchange Commission.  Should one or more of those risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those discussed herein.

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